Exhibit 10.104

AMENDED AND RESTATED AGREEMENT
AND ASSIGNMENT OF NET PROFITS INTEREST

STATE OF ILLINOIS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTIES OF	§
McHENRY AND KANE	§

THIS AMENDED AND RESTATED AGREEMENT AND ASSIGNMENT OF NET PROFITS INTEREST (this “Agreement”) is made and executed this 27th day of October, 1999, by HUNTLEY DEVELOPMENT LIMITED PARTNERSHIP, an Illinois limited partnership (“HDLP”), and HUNTLEY MEADOWS RESIDENTIAL VENTURE, an Illinois partnership (“HMRV;” HDLP and HMRV are herein referred to collectively as “Owner”), transferring, conveying and assigning unto BEAL BANK, S.S.B., a Texas state savings bank (“Beal”), the Net Profits Interest (as hereinafter defined) under the terms and conditions hereinafter set forth.

W I T N E S S E T H:

WHEREAS, Beal has heretofore made a $16,500,000.00 loan (the “Original Beal Loan”) to HDLP, which Original Beal Loan was evidenced by that certain Promissory Note (the “Note”), dated December 18, 1995, in the stated principal amount of $16,500,000.00 issued by HDLP, and payable to Beal. The Original Beal Loan and the Note were secured by, among other things, liens and security interests covering certain land and any improvements now or hereafter situated thereon located in McHenry and Kane Counties, Illinois, such land being more particularly described in Exhibit “A” attached to the Original Agreement, as hereinafter defined.

WHEREAS, as additional interest on the Original Beal Loan, HDLP has granted Beal an interest in Net Profits, as more fully set forth in that certain Agreement and Assignment of Net Profits Interest, dated December 18, 1995, by and between HDLP and Beal (the “Original Agreement”).

WHEREAS, pursuant to the Original Agreement, without limitation of the provisions thereof, Owner granted Beal an interest in Net Profits arising from, among other things, (i) the land described on Exhibit “A” to the Original Agreement, and all improvements thereon, and (ii) the ownership interests of HDLP and any of its affiliates in HMRV.

WHEREAS, affiliates of HDLP have now acquired, and continue to own, all ownership interests in HMRV and, accordingly, all such ownership interests are subject to the Original Agreement.

WHEREAS, certain of the land covered by the Original Agreement, as well as certain land owned by HMRV (either beneficially or of record), has been sold with the consent of Beal, such consent being required by the Original Agreement and the documents securing the Original Beal

Loan as a condition to the right of HDLP and HMRV to sell such land and, as a result of such sales, the Original Beal Loan has been repaid.

WHEREAS, notwithstanding the repayment of the Original Beal Loan, the Net Profits Interest, as defined in the Original Agreement, remains in full force and effect.

WHEREAS, Owner and Beal have agreed to amend and modify the Original Agreement in certain respects, and to effect such amendment and modification, Owner and Beal desire to amend and restate the Original Agreement in its entirety to more accurately reflect their agreements.

WHEREAS, one of the amendments to the Original Agreement that Owner and Beal have agreed upon is that the Original Agreement will no longer apply to the ownership interests in HMRV, but will instead apply to the real property owned by HMRV (either beneficially or of record). Title to some or all of such real property owned by HMRV is held by American National Bank and Trust Company of Chicago, as trustee under that certain Agreement, dated March 1, 1990, known as Trust No.110482-04 (the “Trustee”), for the benefit of HMRV. Accordingly, HMRV will cause the Trustee to join herein to confirm and agree that all of the Property, as hereinafter defined, which is owned of record by the Trustee for the benefit of HMRV is subject to the Net Profits Interest of Beal pursuant to this Agreement.

WHEREAS, the Original Agreement, as amended and restated hereby, now covers and encumbers the real property described on Exhibit “A” hereto (being all of the real property originally encumbered by the Original Agreement and which has not previously been released therefrom by Beal), all improvements thereon and all appurtenances thereto (collectively, the “Property”), as well as the other properties and/or interests therein as more particularly described hereinafter.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Original Agreement is hereby amended and restated in its entirety by this Agreement. In this regard, to the maximum extent permitted by applicable law, the Owner has sold, transferred and conveyed, and by the Original Agreement, as amended and restated by this Agreement, does hereby sell, transfer and convey, as additional interest earned in regard to the Original Beal Loan, the Net Profits Interest, as hereinafter defined, to Beal in accordance with the following terms and conditions which amend and restate the terms and conditions of the Original Agreement in their entirety:

1.                                      Assignment of Net Profits Interest. Owner does hereby confirm and ratify the assignment made by the Original Agreement to Beal, as additional interest earned in regard to the Original Beal Loan, of an interest in Net Profits, as hereinafter defined, of thirty-five percent (35%) from the effective date of the Original Agreement (being December 18, 1995). The interest of Beal in the Net Profits, as such interest exists from time to time, is herein referred to as the “Net Profits Interest”. As used in this Agreement, the term “Net Profits” shall mean the following:

(a)                                  With respect to a sale, transfer, assignment or conveyance of all or any portion of the Property other than as provided in subparagraphs (b), (c) or (d) of this Section 1 (a “Sale”), the gross Sale price paid for the Property or portion thereof, less the following: (i) real estate or brokerage commissions, if any, paid by Owner to a bona fide, independent third-party real estate agent or broker not to exceed the then existing market rate (the “Market Rate”) (and Owner must satisfy Beal, in the exercise of its reasonable business judgment, that the commission in question is at the then Market Rate); (ii) reasonable and normal closing costs and other expenses paid to independent third parties by Owner or disbursed out of the proceeds of the Sale, including, without limitation, escrow fees, recording fees, attorneys’ fees, title insurance premiums and surveyors’ fees and such prorations as are customary in connection with the sale of real property such as the Property; (iii) the establishment of reasonable reserves for approved capital costs related to the portion of the Property which is the subject of such Sale, (iv) the outstanding principal balance of the Loan, as hereinafter defined, if any then exists, together with all accrued but unpaid interest thereon, to the extent the proceeds of such Sale are used to pay such Loan or are reserved and set aside, in an amount and a manner approved by Beal in writing, for the payment of such Loan (the amounts so set aside and reserved with the written approval of Beal as provided herein are referred to herein as the “Loan Reserve Amounts”); (v) the amount of the Approved Contributions as of September 30, 1999, as set forth in Section 1(i) hereafter (subject to adjustment as provided in such Section 1(i)) and any capital contributions made by Owner from and after October 1, 1999, to the extent such capital contributions are approved by Beal, in the exercise of its reasonable business judgment, which, as of the date the calculation of Net Profits in question is being made, have not previously been paid or returned to Owner and (x) are used to make or maintain improvements to the Property pursuant to a capital improvement/maintenance budget approved by Beal in writing, (y) are used to cover deficiencies in the Owner’s operating budget for the Property approved by Beal in writing, or (z) are utilized for any other purpose agreed to in writing by Beal (such capital contributions so made by Owner from and after October 1, 1999, as described in clauses x, y and z and which have not been paid or returned to Owner [including the amount of Approved Contributions as of September 30, 1999 described in Section 1(i) hereafter, subject to adjustment as provided in such Section 1(i)], are referred to in this Agreement as the “Approved Contributions”); and (vi) an annual return on such Approved Contributions calculated on the basis of a fluctuating interest rate (the “Interest Rate”) equal to the prime rate of interest for commercial borrowings published from time to time in the Wall Street Journal in its “Money Rates” column, plus one percent (1%), from the later of January 1, 1999 or the date such Approved Contributions are actually paid by Owner until repaid to Owner.

(b)                                 With respect to a loan secured by liens on all or any portion of the Property (any such loan hereinafter obtained by Owner, with the written consent of Beal, as hereinafter described, including any loan which results from a refinancing of all or any part of any such Loan , which is in existence at the time in question is referred to herein as a “Loan”), the gross proceeds of such Loan, less the following: (i) reasonable fees, including commitment fees, brokerage fees and finance charges, paid to independent third parties by Owner or disbursed out of the proceeds of such Loan in connection with the Loan in question; (ii) reasonable and normal closing costs and other expenses paid to independent third parties by Owner including, without limitation, title insurance premiums, appraisal fees, escrow fees, recording fees and attorney’s fees incurred in connection with the Loan in question; (iii) in regard to a refinancing of a Loan, the outstanding principal balance of the Loan being refinanced, together with all accrued but unpaid interest thereon, to the extent the proceeds of such refinancing are used to pay any such Loan; (v) the Approved Contributions made by

Owner, together with an annual return on such Approved Contributions calculated on the basis of the Interest Rate from the later of January 1, 1999 or the date such Approved Contributions are actually paid by Owner until repaid to Owner.

(c)                                  With respect to an exchange of all or any portion of the Property for property of any kind (an “Exchange”), the gross fair market value of the Property at the time of the Exchange as determined as provided in Section 12 hereof (but in no event less than the gross fair market value of the Property as specified in the agreement of Exchange), less the following: (i) real estate or brokerage commissions, if any, paid by Owner in connection with such Exchange to a bonafide, independent third-party real estate agent or broker not to exceed the Market Rate; (ii) reasonable and normal closing costs and other expenses paid to independent third parties by Owner in connection with such Exchange, including, without limitation, escrow fees, recording fees, attorneys’ fees, title insurance premiums and surveyors fees and such prorations as are customary in connection with the conveyance of real property such as the Property; (iii) the outstanding principal balance of the Loan, if any then exists, together with all accrued and unpaid interest thereon, to the extent the amount of such Loan is reduced as an encumbrance on the portions of the Property remaining covered hereby subsequent to such Exchange as a result of such Exchange; (iv) the amount, if any, by which the outstanding principal balance and accrued interest on indebtedness then encumbering the property received by Owner as a result of such Exchange exceeds the amount determined pursuant to clause (iii) above; and (v) the Approved Contributions made by Owner, together with an annual return on such Approved Contributions calculated on the basis of the Interest Rate from the later of January 1, 1999 or the date such Approved Contributions are actually paid by Owner until repaid to Owner.

(d)                                 With respect to a condemnation or taking of all or any portion of the Property as a result of the exercise of the power of eminent domain, including a voluntary sale either under the threat of condemnation or while an action or proceeding is pending for the purpose of such taking (a “Condemnation”), the gross proceeds paid by the condemning authority as a result of the Condemnation, less the following: (i) all reasonable and normal costs and expenses paid to independent third parties by Owner in connection with the Condemnation, including reasonable attorneys’ fees, appraisal fees, court costs and expert witness fees; (ii) the reasonable and necessary costs and expenses paid by Owner (either out of its own funds or out of the Condemnation proceeds or award, however, if Owner has provided its own funds for this purpose, Owner shall be entitled to recover such funds only one time) in restoring and/or repairing the Property following the Condemnation; (iii) in the event of a sale in lieu of condemnation, the reasonable closing costs paid to independent third parties by Owner including, without limitation, escrow fees, recording fees, attorneys’ fees and title insurance premiums; (iv) as applicable, the outstanding principal balance of the Loan, if any then exists, together with all accrued but unpaid interest thereon, to the extent the proceeds of such Condemnation are used to pay such Loan, or the Loan Reserve Amounts arising from such Condemnation; (v) the Approved Contributions made by Owner, together with an annual return on such Approved Contributions calculated on the basis of the Interest Rate from the later of January 1, 1999 or the date such Approved Contributions are actually paid by Owner until repaid to Owner.

(e)                                  With respect to a sale by Owner (a “Bond Sale”) of any or all of those certain $14,000,000 Tax Increment Allocation Revenue Bonds (Huntley Redevelopment Project), Series B-1995 and $24,405,000 Tax Increment Allocation Revenue Bonds (Huntley Redevelopment Project) Series C-1995 (collectively, the “Bonds”), the gross proceeds of such Bond Sale, less (i) reasonable fees, including commitment fees, brokerage fees and finance charges, paid to independent third parties by Owner or disbursed out to the proceeds of such Bond Sale in connection with the Bond Sale; (ii) reasonable and normal closing costs and other expenses paid to independent third parties by Owner including, without limitation, title insurance premiums, appraisal fees, escrow fees, recording fees and attorney’s fees; (iii) as applicable the outstanding principal balance of the Loan, if any then exists, together with all accrued but unpaid interest thereon, to the extent the proceeds of such Bond Sale are used to pay such Loan, or the Loan Reserve Amounts arising from such Bond Sale; and (iv) the Approved Contributions made by Owner, together with an annual return on such Approved Contributions calculated on the basis of the Interest Rate from the later of January 1, 1999 or the date such Approved Contributions are actually paid by Owner until repaid to Owner.

(f)                                    With respect to a sale (an “Issuance of Additional Bonds”) of any tax increment financing bonds (other than the Bonds) hereafter issued with respect to any of the Property, the gross proceeds received by Owner out of such Issuance of Additional Bonds less (i) the amount of qualified project costs, as determined by or defined in the bond ordinance and documents relating to such Issuance of Additional Bonds, paid from such gross proceeds, (ii) all reasonable and normal costs paid by Owner to unrelated third parties in connection with the Issuance of Additional Bonds and (iii) the Approved Contributions made by Owner, together with an annual return on such Approved Contributions calculated on the basis of the Interest Rate from the later of January 1, 1999 or the date such Approved Contributions are actually paid by Owner until repaid to Owner.

(g)                                 With respect to all other income from the Property (including, without limitation, any refund of any sums deposited or placed in escrow in connection with any Bonds, including, without limitation, any of the $2,940,000.00 which has been paid in regard to the Series B-1995 Bonds referenced in (e) above and any reimbursement to Owner of costs incurred in connection with any of the Property from the proceeds of any Bonds or Bond Sale or from any tax increment), the excess of Net Cash Flow, as hereinafter defined, over all sums then currently due and paid on the Loan, if any then exists, and amounts thereof paid to Owner in return of the Approved Contributions and the return thereon as provided above. As used in this Agreement, the term “Net Cash Flow” shall mean the gross cash receipts of any kind or description from the Property (excluding the proceeds of a Sale, Loan, Exchange, Condemnation, Bond Sale or Issuance of Additional Bonds and the proceeds of insurance policies covering the Property to the extent such insurance proceeds are made available to and are used to restore or rebuild the Property), less:

(i)                                     all costs of repairing (in excess of the proceeds of insurance policies covering the Property to the extent such insurance proceeds are made available to and are used to cover the costs of such repair, restoration or rebuilding), operating (including wages and salaries paid by Owner which are direct Property expenses and which are included on Owner’s annual operating budget to the extent such operating budgets are approved by Beal and no others, insurance costs, utility charges, taxes, but no payments on promissory notes of Owner relating to the Property or secured by liens covering any portion of the Property), maintaining, replacing, and preserving the Property to the extent paid in cash during such period, and working capital and capital improvement/maintenance reserves as approved by Beal; provided, however, that to the extent any such expenses are paid out of escrows or reserves which had previously been established, the amounts paid from such escrows or reserves shall not be deducted in computing Net Cash Flow so long as and to the extent the amounts in such escrows or reserves were previously deducted from gross cash receipts in computing Net Cash Flow or were previously deducted in any other calculation of Net Profits pursuant to this Agreement; and

(ii)                                  amounts paid by Owner into escrow or otherwise for insurance and taxes.

In computing Net Cash Flow, no deduction shall be made for depreciation or amortization as such terms are used for accounting or federal income tax purposes, or any other non-cash expenditure.

(h)                                 The term “Net Profits in Appraised Value” shall mean the gross fair market value of the Property (including all improvements constructed thereon) and the Bonds (assuming an Owner then owns any of the Bonds), determined in accordance with Section 12 hereof, less (i) the outstanding principal balance of the Loan, if any then exists, together with accrued and unpaid interest thereon; (ii) the reasonable fees and expenses of any appraisers referenced in Section 12 hereinbelow; and (iii) the Approved Contributions, together with a return on such Approved Contributions calculated on the basis of the Interest Rate from the later of January 1, 1999 or the date such Approved Contributions are paid by Owner until repaid to Owner.

 (i)                                  Provided Owner substantiates to Beal’s satisfaction, Additional Contributions made and amounts paid in return thereof for the period from January 1, 1999, to and including September 30, 1999, Owner and Beal hereby agree that the amount of Approved Contributions of Owner is $1,502,614.50 as of September 30, 1999, and such amount includes the amounts paid for or in connection with the purchase of the partnership interests in HMRV from Huntley Meadows Residential Limited Partnership and also includes interest (calculated on the basis of the Interest Rate) accrued thereon through December 31, 1998, as permitted by this Agreement. On request by either Owner or Beal made from time to time, Owner will provide to Beal access to Owner’s records concerning the Property to enable Beal to review and/or audit such records to determine the amount of Approved Contributions of Owner subsequent to and up to the date specified in the request in question. In such case, Owner and Beal will use reasonable efforts to reach an agreement on the amount of Approved Contributions incurred subsequent to September 30, 1999 and up to the date specified in the request in question within thirty (30) days following the date of the request from Owner or Beal for such determination and Beal’s receipt from Owner of all information Beal reasonably requests in connection therewith. Owner will not make any capital contributions which it will request Beal approve as an Approved Contribution any earlier than reasonably necessary and Owner will notify Beal in writing, promptly following the making of each such capital contribution, of the date such capital contribution is made and the reasons and uses therefor.

(j)                                     In determining Net Profits in accordance with the terms of this Agreement, Owner shall provide to Beal by the 20th day following the end of each calendar quarter during the term hereof a quarterly itemization and schedule of the amount of all gross receipts received and the reasonable costs and expenses paid by Owner in the immediately preceding quarter and which Owner believes can be deducted in the calculation of Net Profits pursuant to this Agreement. The quarterly itemization and schedule shall be in writing and shall be evidenced by such certificates, affidavits, bills and invoices as Beal may reasonably require. Notwithstanding anything to the contrary contained herein, in the event of dispute as to whether any item of income, cost or expense should be included or excluded on such itemization as a proper item of income, cost or expense, the reasonable determination of Beal to include or exclude such item(s) shall be binding and conclusive on Owner.

(k)                                  Notwithstanding anything to the contrary contained in this Section 1 or elsewhere in this Agreement (except as provided below in this paragraph), it is understood and agreed that neither Owner nor Beal shall be entitled to receive, nor shall either receive, payment of Net Profits, if any, unless and until (i) first, any Loan held by Beal, including all accrued but unpaid interest thereon, is fully paid and any amounts which might otherwise constitute Net Profits shall be paid in reduction of such Loan (such amounts applied first to accrued but unpaid interest and then to the principal balance thereof), and (ii) second, Owner has received the return of the Approved Contributions, together with an annual return thereon calculated on the basis of the Interest Rate as provided above. If (x) all Loans held by Beal, including all accrued but unpaid interest thereon, is/are fully paid and (y) Owner has received the return of the Approved Contributions, together with an annual return thereon calculated as provided above, then Owner and Beal shall be entitled to receive payment of Net Profits. The foregoing shall not apply to any Net Profits to be paid to Beal pursuant to item (a) of Section 6 hereof.

(1)                                  Notwithstanding anything contained herein to the contrary, Owner and Beal agree that the loan (the “New Beal Loan”), in the maximum principal amount of $10,000,000.00, which is being made by Beal to Owner concurrently with the execution hereof, will not be considered a Loan, and the proceeds of such New Beal Loan will not be considered in calculating Net Cash Flow, for the purposes of this Agreement, even though such New Beal Loan is being secured by liens on the Property. Proceeds of such New Beal Loan may be utilized by Owner to make capital contributions which Owner may seek to have designated as Approved Contributions as provided herein.

2.                                      Reduction in Net Profits Interest.  Notwithstanding the foregoing, Beal may elect, in its sole discretion, to accept a Net Profits Interest of less than the maximum amount which Beal is entitled to as outlined in Section 1 hereof.

3.                                      Bank Account. Owner shall maintain all of its accounts relating to the Property and the Bonds, including, but not limited to, savings, checking and operating accounts, in a financial institution or institutions selected by Owner but as to which Owner notifies Beal in writing. No funds shall be deposited in such accounts except funds of Owner relating to the Property or the Bonds.

4.                                       Payment of Net Profits Interest.

(a)                                  In the event of a Sale, Owner shall pay to Beal on the date of the closing of such Sale an amount equal to the Net Profits from such Sale multiplied by the Net Profits Interest of Beal, unless such Sale is made (subject to Beal’s approval as hereinafter specified), partially or wholly, by means of the taking back by Owner of a purchase money note, in which case Beal’s Net Profits Interest shall apply to all sums, including interest, received and shall be paid as received. In such event Owner shall endorse, execute and deliver to Beal such documents and instruments, including, without limitation, the purchase money note (endorsed as reasonably required by Beal) and a collateral transfer of note and lien, as Beal may reasonably require, to evidence and secure its Net Profits Interest in regard to such purchase money note and otherwise. It is understood and agreed that a sale of the Property by Owner which will involve the issuance of a purchase money note must first be approved in writing by Beal in its sole discretion. Nothing herein contained will limit or otherwise affect any of Beal’s rights under the Mortgages, as hereinafter defined, securing the obligations of Owner hereunder.

(b)                                 Upon each Loan closing, Owner shall pay to Beal on the date of the closing of such Loan, an amount equal to the Net Profits from such Loan multiplied by the Net Profits Interest of Beal. Owner may not obtain a Loan, other than refinancing of an existing Loan, without first obtaining the written consent of Beal, which may be granted or withheld at the sole discretion of Beal. If a Loan is so obtained by Owner with such consent of Beal, Owner may elect from time to time to refinance such Loan without obtaining the prior written consent of Beal, provided (i) Owner shall give Beal thirty (30) days prior written notice of Owner’s intent to refinance the Loan; (ii) concurrently with the closing of such refinancing Owner shall pay the outstanding principal balance of the Loan being refinanced and accrued and unpaid interest thereon and other costs, due in regard thereto; (iii) on the date of the closing of such refinancing any default or event or condition which, with the giving of notice, the passage of time, or both, could mature into a default hereunder or under any Mortgage shall have been cured; (iv) this Agreement shall not terminate but shall continue in full force and effect until otherwise terminated as provided in Section 6 hereof; and (v) Beal is paid its share of Net Profits from such refinancing Loan.

(c)                                  In the event of an Exchange, Owner shall pay to Beal in cash on the date of the closing of such Exchange, an amount equal to the Net Profits calculated in accordance with the provisions of Section 1(c) hereof multiplied by the Net Profits Interest of Beal.

(d)                                 In the event of a Condemnation, after application of the Condemnation award pursuant to the terms of the documents securing any then existing Loan, Owner shall pay to Beal on the date such Condemnation award is paid or on the date of the closing of a sale under threat of taking, an amount equal to the Net Profits from such Condemnation multiplied by the Net Profits Interest of Beal.

(e)                                  In addition to all other payments due to Beal hereunder, Owner shall pay to Beal on the twenty-fifth (25th) day of each month during the term of this Agreement an amount equal to Net Cash Flow realized during the immediately preceding calendar month multiplied by the Net Profits Interest of Beal.

(f)                                    Subject to the terms and conditions of this Agreement, Owner shall act in good faith in entering into a Sale, Loan, Refinancing, Exchange, Condemnation, Bond Sale or Issuance of Additional Bonds and not with the intent to deprive Beal of its interest in Net Profits and shall not effect any such transaction with any person or entity affiliated directly or indirectly with any Owner unless such transaction is consented to by Beal in writing, which consent may be granted or withheld at the sole discretion of Beal. Owner shall make full disclosure to Beal of all facts respecting the Sale, Refinancing, Exchange, Condemnation, Bond Sale or Issuance of Additional Bonds prior to the closing thereof.

(g)                                 Owner shall also pay to Beal an amount equal to the Net Profits in Appraised Value on the applicable dates set forth in Section 6(a) hereinbelow.

(h)                                 In the event of an Issuance of Additional Bonds, Owner shall pay to Beal an amount equal to the Net Profits from the Issuance of Additional Bonds multiplied by the Net Profits Interest of Beal concurrently with Owner’s receipt of such Net Profits.

(i)                                     In the event of a Bond Sale, Owner shall pay to Beal on the date of the closing of such Bond Sale the Net Profits of such Bond Sale multiplied by the Net Profits Interest of Beal.

5.                                      Release of Lien.  Upon payment to Beal of (a) its Net Profits Interest pursuant to Section 4 hereof upon a Sale, Loan, Exchange or Condemnation with respect to some or all of the Property and (b) all sums required to be paid in regard to any Loan then held by Beal (including the principal balance thereof and all accrued unpaid interest thereon), Beal shall release that portion of the Property for which payment is made from the lien of that certain Mortgage, Security Agreement, Assignment of Leases and Rents, and Financing Statement (as previously amended, the “HDLP Mortgage”), dated December 18, 1995 and recorded as Instrument No. 95K078402 in the Records of Kane County, Illinois, and as Document No. 95R057507 in the Records of McHenry County, Illinois, and that certain Mortgage (the “HMRV Mortgage;” the HDLP Mortgage and the HMRV Mortgage are referred to herein collectively as the “Mortgages”), dated December 1, 1997 and record as Document No. 97K086255 in the Records of Kane County, Illinois, securing, among other things, the obligations of Owner hereunder; provided, however in regard to any such Loan, Beal will subordinate (rather than release) the applicable Mortgage to the documents securing such Loan provided the conditions specified in Section 6 are satisfied. Nothing contained in this Section shall be deemed to relieve the Owner of its obligations under Sections 6 and 7 hereof or to require Beal to permit partial releases of portions of the Property from either Mortgage, except to the extent specifically provided in the Mortgages. In connection with any Bond Sale as permitted hereby, provided all sums due to Beal as a result thereof are paid, Beal will release its liens and security interests in regard to the Bonds which are the subject of such Bond Sale.

6.                                      Term and Termination of Net Profits Interest. Beal’s Net Profits Interest shall survive the payment in full of all Loan(s) held by Beal and shall only terminate on the earliest to occur of (a) December 18, 2000; provided, however, if the term of the New Beal Loan is extended to mature on October 31, 2001, the foregoing date shall also be considered extended to October 31, 2001, when Owner shall pay to Beal the Net Profits in Appraised Value determined as of such time multiplied by the Net Profits Interest of Beal, (b) the payment to Beal of its Net Profits Interest arising out of a Sale or series of Sales of portions of the Property resulting in all of the Property being sold, Exchange or total Condemnation as provided in Section 4; however, this Agreement shall continue to apply to the Bonds (to the extent an Owner has an interest in the Bonds) and the Issuance of Additional Bonds (to the extent an Owner is entitled to any benefit from the Issuance of Additional Bonds), or (c) in accordance with the Buy/Sell provisions of Section 13; provided, however, and notwithstanding anything to the contrary contained herein, in no event shall the Net Profits Interest of Beal terminate until Beal has received payment in full of its interest in Net Profits pursuant to the provisions of Section 4 hereinabove or as provided below in this Section 6. Owner shall not be entitled to a release from the Mortgages securing the Net Profits Interest of Beal, except as provided in Section 5, until the termination of this Agreement. However, if Beal no longer holds any Loan and this Agreement has not been terminated as otherwise provided herein, Beal shall agree to subordinate the Mortgages to the lien of the mortgage securing the new Loan sq long as (a) such holder shall agree to give Beal (i) notice of any default by the Owner under such loan, (ii) ten days to cure any default or failure of Owner to perform, without the obligation on Beal to cure such default or failure to perform, and (iii) an option to purchase the note held by the lender in the event of a default thereunder by Owner for a purchase price equal to the then principal balance thereof plus all accrued and unpaid interest thereon and all unreimbursed reasonable costs and expenses incurred by the lender as a result of such default and which would otherwise be due from Owner to such lender, (b) such new Loan shall be obtained by Owner in accordance with the provisions of this Agreement and (c) the loan documents for such new loan do not conflict with the provisions or conditions of this Agreement or either Mortgage and are approved by Beal, which approval will not be unreasonably withheld or delayed.

7.                                      Approval by Beal.  Notwithstanding anything to the contrary contained in this Section or elsewhere in this Agreement, Owner shall not enter into an agreement for Sale of all or part of the Property, or an Exchange of all or part of the Property or any agreement concerning the sale or other transfer or encumbrancing of the Bonds, unless the proposed form and substance of such agreement shall have been previously submitted to and approved in writing by Beal in its sole reasonable discretion; provided, however, if the transaction in question involves any person or entity directly or indirectly related to an Owner, Beal may grant or withhold its consent in Beal’s sole discretion. Each agreement for an Exchange shall set forth the gross fair market value of the Property. Beal shall have fifteen (15) days from the date of such submission within which to approve or disapprove the form and substance of any such agreement and if no notice is given by Beal then such agreement shall be deemed to have been approved. In addition to the foregoing, Beal shall have the prior right to approve the terms and substance of any agreement entered into by Owner with a condemning authority in connection with a Condemnation. Notwithstanding anything contained in this Agreement to the contrary, (i) Owner may not elect to sell the Property or any portion thereof, or all or any portion of the Bonds, on a basis in which Owner, as seller, will receive a promissory note in partial payment of the purchase price therefor or on a basis in which as a result of such sale any Loan held by Beal is not paid in full without first obtaining Beal’s prior written consent thereto, which may be granted or withheld at the sole discretion of Beal and (ii) if Owner does effect a Sale or Exchange without obtaining Beal’s prior written consent thereto, without limitation of any other rights of Beal, Beal shall be paid as a result thereof the greater of the amount it would otherwise receive as a result of such Sale or Exchange or its share of Net Profits in Appraised Value of the portion of the Property which was the subject of such Sale or Exchange as of the date of such Sale or Exchange.

8.                                      No Guarantees. Beal and Owner acknowledge and agree that the Owner does not warrant or guarantee that there will be any Net Profits of any kind with respect to the Property, nor has Beal required that any fixed amount of Net Profits be paid to Beal in connection with this Agreement, and that whether there will be any Net Profits is extremely speculative and contingent on events, circumstances and factors beyond the control of Owner and Beal.

9.                                      Rights in Property. Except to the extent granted by the Mortgages and the other documents which secure the obligations of Owner hereunder, Beal does not have, and nothing contained in this Agreement shall be construed to grant or to vest in Beal, title in or to the Property or the Bonds.

10.                               Covenants of Owner. Owner represents, warrants, covenants, and undertakes that so long as Beal has a Net Profits Interest in the Property Owner shall:

(a)                                  observe and perform each and every provision of any mortgage (including, without limitation, the Mortgages) or other security instrument which relates to the Property, or any part thereof, and will promptly notify Beal in writing if Owner receives a notice of default or a notice which gives Owner an opportunity to cure a default or failure to perform under or pursuant to such mortgage or other security instrument, and Owner agrees to cure any default or failure to perform under such mortgage or other security instrument within the time periods required therein;

(b)                                 allow Beal, at Beal’s election and in its discretion, to cure any default or failure to perform under any mortgage, other security instrument or note secured by the lien created thereunder covering the Property or the Bonds (but Beal shall have no obligation to do so); provided, however, if any grace period exists in regard to the subject default, Owner may first seek to cure such default itself but if such default is not cured by no less than ten (10) days prior to the expiration of such cure period, Beal shall have the right, but not the obligation, to attempt to cure such default. Any advances made by Beal to cure any default or failure to perform shall bear interest from the date of such advance at a rate of interest equal to the lesser of;

(i)                                     fifteen percent (15%) per annum, or

(ii)                                  the highest rate permitted by applicable law,

and shall be repayable by Owner to Beal upon demand by Beal;

(c)                                  not take any action or fail to take any action that would cause the Property or the Bonds to decrease in value; provided, however, Owner will not be liable for bona fide errors in business judgement made by Owner in good faith;

(d)                                with respect to any Loan, give to Beal a copy of the commitment for such Loan;

(e)                                 give Beal written notice that Condemnation proceedings have been commenced or the threat of Condemnation has been asserted within five (5) days after Owner has been notified thereof;

(f)                                    maintain insurance upon and relating to the Property in accordance with the Mortgages;

(g)                                not encumber the Property or the Bonds in any manner without the written consent of Beal, except with respect to a refinancing of a Loan otherwise satisfying the requirements of Section 4(b) hereof, which refinancing shall not require the written consent of Beal;

(h)                                except as herein provided, not sell, transfer, convey, refinance, exchange, or otherwise dispose of the Property or the Bonds, or any part of any thereof or any interest therein, without the prior written consent of Beal;

 (i)                                  not collect or receive any fee or commission in connection with a Sale or an Exchange of any of the Property, any Loan, or any sale, transfer or encumbrancing of the Bonds;

(j)                                     at any time hereafter, upon reasonable advance notice, permit Beal or its authorized representatives, from time to time, during business hours to inspect, audit, review, and make copies of all contracts, invoices, canceled checks, and all books and records of Owner pertaining to the acquisition, refurbishing, operation, and construction of the Property, or pertaining to the Bonds;

(k)                                  represent and warrant that (i) Owner is duly authorized to execute and deliver this Agreement, and all other documents executed in connection herewith and is and will continue to be authorized to perform its obligations under this Agreement and such other agreements, (ii) that no additional consent, approval, authorization or order of any court or governmental authority or third party is required in connection with the execution and delivery by Owner of this Agreement, and the other documents executed in connection herewith, or to consummate the transactions contemplated hereby or thereby, and (iii) that this Agreement, the Mortgages, and the other documents executed or to be executed in connection herewith, are the legal, valid and binding obligations of Owner, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights.

11.                               Additional Distributions.  Owner shall not receive, except as provided by this Agreement, any asset, cash, property, profits or capital arising from the Property or the Bonds or relating to the Property or the Bonds prior to the termination of this Agreement unless all obligations of Owner, including Owner’s obligations to Beal under the Mortgages and this Agreement have been paid.

12.                               Determination of Fair Market Value.  For purposes of this Agreement, the fair market value of the Property and/or the Bonds (to the extent any Bonds are owned by either Owner) shall be agreed upon by Beal and Owner, provided that, if Beal and Owner are unable to agree as to such fair market value within ten (10) days of a request by either party to reach such agreement, either Beal or Owner may select an appraiser and shall notify the other party in writing of the identity of such appraiser; provided, however, no appraiser that has performed appraisal services for either Owner or Beal in regard to the Property may act as an appraiser pursuant to this Section unless each of Owner and Beal, each acting in its sole discretion, consents thereto in writing. If the other party fails, within twenty (20) days after the date such written notice is delivered, to select an additional appraiser, the appraiser of the party giving such notice shall act as the sole appraiser in determining the fair market value of the property in question. If the other party, within such twenty (20) day period, selects a second appraiser, the two appraisers shall determine the fair market value of the property in question. If within twenty (20) days after the selection of the second appraiser, the two appraisers fail to agree on the fair market value of the property in question, and if the higher appraisal submitted by the two appraisers is less than five percent (5%) greater than the lower appraisal submitted, the two appraisals shall be averaged and such average shall be deemed the fair market value of the property in question. If such higher appraisal is five percent (5%) or more greater than such lower appraisal, the two appraisers shall select a third appraiser within thirty (30) days after the selection of the second appraiser (which third appraiser shall be an appraiser who has not previously provided appraisal services for either Owner or Beal), and the appraisals of all three appraisers shall be averaged and such average shall be deemed the fair market value of the property in question. If such third appraiser cannot be agreed upon by the other two appraisers within such thirty (30) day period, the third appraiser shall be selected by the Senior Judge of the United States District Court for the Northern District of Illinois. Each appraiser thus selected shall be a member of the American Institute of Real Estate Appraisers (or any successor association or body of comparable standing if such Institute is not then in existence), shall be disinterested and shall be qualified to appraise real estate and other property of the type covered by this Agreement situated in the vicinity of the Property, and shall have been actively engaged in the appraisal of similar real estate and other property situated in the vicinity of the Property for a period of not less than five (5) years immediately preceding his appointment. The decisions of the appraiser(s) as to fair market value of the property in question shall be binding upon Beal and Owner and their respective successors and assigns. The appraiser(s) shall deliver a written report of such appraisal to the Owner and Beal. The reasonable fees and expenses of the appraisers making such appraisal shall be an item of expense to be utilized in the calculation of Net Profits in Appraised Value as set forth in Section 1(h) hereinabove.

13.                               Buy/Sell. At any time after the date hereof, the Owner or Beal may make an offer (any such offer is referred to herein as the “Call”) to the other party to purchase the other party’s entire interest in the Property and the Bonds (to the extent any Bonds are owned by either Owner) to the extent this Agreement still applies to any thereof (collectively, the “Total Property”) or, in regard to Beal, its Net Profits Interest, and, if applicable, repay all Loan(s) held by Beal, if any, including, without limitation, all accrued and unpaid interest thereon in full (the offering party shall be termed the “Offeror” and the party to whom the Call is made shall be termed the “Offeree”). A Call shall state a cash price to be paid for the Total Property. The Offeree shall have fifteen (15) days from the date of such Call in which to decide to purchase the Total Property, or, as appropriate, the Net Profits Interest of the Offeror, and repay all Loan(s) held by Beal, if any, and all accrued interest in full, on the same terms as the Call, it being understood that the purchasing party under a Call will be obligated to pay the selling party the amount the selling party would receive pursuant to this Agreement if a sale of the Total Property was effected for the price and on the terms specified in the Call. Should the Offeree within said period fail to notify the Offeror of its intent to purchase the Total Property, or, as appropriate, the Offeror’s Net Profits Interest, on said terms and repay all Loan(s) held by Beal, if any, and all accrued interest in full, the Offeree shall be conclusively presumed to have accepted the Call and shall be bound to sell the Total Property, or, as appropriate, its Net Profits Interest, to the Offeror on said terms and conditions. The purchasing party shall make a twenty-five thousand dollar ($25,000.00) earnest money deposit with the selling party and have six (6) months from the later of (i) the receipt of notice of acceptance of the Call or (ii) the end of the above described fifteen (15) day period in which to consummate said purchase and, if applicable, repay all Loan(s) held by Beal, if any, and all accrued interest in full. Should the purchasing party fail to consummate the purchase of the Total Property, or, as appropriate, the selling party’s Net Profits Interest, and repay all Loan(s) held by Beal, if any, and all accrued interest in full, then the selling party shall retain the twenty-five thousand dollar ($25,000.00) earnest money deposit and shall at its option have the right to (i) purchase the Total Property, or, as appropriate, the selling party’s Net Profits Interest, on the same terms and conditions as the Call and repay all Loan(s) held by Beal, if any,  and all accrued interest, provided said purchase and Loan repayment is consummated within six (6) months after the original purchasing party’s failure to consummate the purchase, (ii) continue with all Loan(s) held by Beal, if any, and this Agreement or, (iii) enforce specific performance of the obligations of the defaulting party.

14.                               Assignment. Beal may not assign or encumber all or any part of its rights under this Agreement without obtaining Owner’s consent thereto; provided, however, Beal shall have the right to assign any or all of its rights under this Agreement without obtaining Owner’s consent to any entity that is owned or controlled by or affiliated with Beal or if Beal is required to assign its rights by any regulatory authority having jurisdiction over Beal. Owner shall not assign its rights or obligations under this Agreement or in regard to any of the Total Property without the prior written consent of Beal, which consent may be granted or withheld at the sole discretion of Beal.

15.                               No Partnership.  Nothing contained in this Agreement is intended, nor shall it be construed, to create a partnership or joint venture between the parties hereto or to render either of the parties liable or responsible for the debts or obligations of the other, including, but not limited to, interest, taxes, losses, or any other liability.

16.                               Specific Performance.  Upon any default by Owner hereunder, in addition to any other remedies which Beal may have at law or in equity or under any document evidencing or securing this Agreement, including, but not limited to the Mortgages, Beal shall have the right to bring a suit for specific performance against Owner.

17.                            Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of Owner and Beal and their respective successors and assigns, subject to the above contained limitations and prohibitions on assignment.

18.                               Notice.  All notices required or permitted hereunder shall be in writing and shall be delivered by certified mail, return receipt requested or by Federal Express or other reputable overnight carrier, and shall be deemed to be delivered when delivered to and actually received by the party to whom such notice is directed at its address set forth below or at such other address as such party may have specified theretofore by notice in writing actually received by the other party:

If to Beal:	Beal Bank, S.S.B.
15770 N. Dallas Parkway, Suite 300
Dallas, Texas 75248
Attention: William T. Saurenmann

With a copy to:	Jenkens & Gilchrist,
a Professional Corporation
1445 Ross Avenue, Suite 3200
Dallas, Texas 75202
Attention: Lawrence C. Adams, Esq.

If to the Owner:	Huntley Development Limited Partnership
Huntley Meadows Residential Venture
c/o The Prime Group, Inc.
77 West Wacker Drive, Suite 4200
Chicago, Illinois 60601
Attention: Gary Skoien

And a copy to:	Huntley Development Limited Partnership
Huntley Meadows Residential Venture
c/o The Prime Group, Inc.
77 West Wacker Drive, Suite 4200
Chicago, Illinois 60601
Attention: Robert Rudnik, Esq.

19.                                      Governing Law and Venue.  The laws of the State of Illinois and applicable federal law shall govern the validity, enforcement and interpretation of this Agreement. The obligations of the parties are performable and venue for any legal action arising out of this Agreement shall lie in Cook County, Illinois.

20.                                      Integration, Modification and Waiver.  This Agreement constitutes the complete and final expression of the agreement of the parties relating to the subject matter hereof, and supersedes all previous contracts, agreements and understandings of the parties, either oral or written, relating to such subject matter and specifically supersedes the Original Agreement. This Agreement cannot be modified, nor may any of the terms hereof be waived, except by an instrument in writing (referring specifically to this Agreement) executed by the party against whom enforcement of the modification or waiver is sought.

21.                               Headings.  The headings which have been used throughout this Agreement have been inserted for convenience of reference only and do not constitute matter to be construed in interpreting this Agreement.

22.                               Invalid Provisions.  If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provision shall not be affected thereby.

23.                               Savings Clause.  Notwithstanding anything to the contrary contained herein or in any other agreement entered into in connection with any Loan(s) held by Beal, it is agreed that the aggregate of all interest and any other charges constituting interest or adjudicated as constituting interest under applicable laws and contracted for, chargeable or receivable under or otherwise in connection with any such Loan shall under no circumstances exceed the maximum amount of interest permitted by applicable law (including, without limitation, Section 501 of the Depository Institutions Deregulation and Monetary Control Act of 1980, Public Law No.96-221), and any excess shall be deemed a mistake by all parties and canceled automatically, and if theretofore paid shall be refunded to Owner or credited to the principal amount owing thereon. All sums paid or agreed to be paid to Beal for the use, forbearance or detention of the indebtedness of the borrower under any Loan(s) held by Beal shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of such indebtedness is uniform throughout the actual term of the Loan or does not exceed the maximum lawful rate throughout the entire term of such Loan, as appropriate. The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between the borrower under the Loan and the holder(s) thereof.

24.                               Financial Statements.  Notwithstanding anything to the contrary contained elsewhere herein, it is agreed and understood that, in the event that a Sale, Exchange, or any other transaction occurs so that Net Profits are created, Owner shall prepare financial statements setting forth the Net Profits which have been realized by Owner and Beal, together with the calculations and itemized figures utilized in determining said Net Profits, which financial statements shall be delivered to Beal and be subject to Beal’s approval.

25.                               Guaranty.  Owner has caused Michael W. Reschke and certain entities related to or affiliated with Owner (collectively, the “Guarantors”) to irrevocably and unconditionally, individually, jointly and severally, guarantee the obligations of Owner under the Original Agreement pursuant to a guaranty in form and substance acceptable to Beal, and Owner will cause such Guarantors to confirm that their respective guaranties apply to this Agreement and the obligations of Owner hereunder.

26.                               Continued Security.  The parties hereto hereby agree that the Mortgages, as previously amended, will continue to act as security for this Agreement, encumbering all of the Property.

EXECUTED as of the date first above written.

OWNER:
HUNTLEY DEVELOPMENT LIMITED PARTNERSHIP

By:	Huntley Development Company,
its Managing General Partner

By:
		Name:	Gary Skoien
		Title:	Vice President

HUNTLEY MEADOWS RESIDENTIAL VENTURE

By:	Prime/Huntley Meadows Residential, Inc., Managing Partner

By:
		Name:	Gary Skoien
		Title:	Vice President

BEAL:

BEAL BANK, S.S.B.,
a state savings bank

By:
		Name:	William T. Saurenmann
		Title:	Senior Vice President

CONFIRMATION BY GUARANTORS

The undersigned, each of which has guaranteed the payment and performance of the obligations of the Owner under the Original Agreement, hereby consent to and approve the entering into of this Agreement and agree that their respective guaranties of the Original Agreement apply to this Agreement and all of the obligations of either Owner hereunder. Each of the undersigned confirms, affirms and ratifies its unconditional, joint and several guaranty of the obligations of each Owner under the Original Agreement, as such Original Agreement as amended and restated by this Agreement.

GUARANTORS;

Michael W. Reschke

PRIME GROUP LIMITED PARTNERSHIP,
an Illinois limited partnership

By:
Name: Michael W. Reschke
Title: Managing General Partner

PRIME GROUP II, L.P.,
an Illinois limited partnership
By: PGLP, Inc., Managing General Partner

By:
Name: Gary Skoien
Title: Vice President

PRIME GROUP III, L.P.,
an Illinois limited partnership
By: PGLP, Inc., Managing General Partner

By:
Name: Gary Skoien
Title: Vice President